Exhibit 99.1

PRELIMINARY PROXY CARD

SUBJECT TO COMPLETION

Leo Holdings III Corp

21 Grosvenor Pl,

London SW1X 7HF, United Kingdom

EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS OF LEO HOLDINGS III CORP

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON ____________, 2021.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated _________, 2021, in connection with the extraordinary general meeting of Shareholders (the “extraordinary general meeting”) of Leo Holdings III Corp (“Leo”) to be held at _________ a.m. Eastern Time on _________, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and hereby appoints Edward C. Forst, Lyndon Lea and Robert Darwent, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares of Leo registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying joint proxy statement/prospectus.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 12.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	☒	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12.

Proposal No. 1—The Business Combination Proposal— RESOLVED, as an ordinary resolution, that Leo’s entry into the Agreement and Plan of Merger, dated as of June 17, 2021 (as it may be amended and supplemented from time to time, the “Merger Agreement”), by and among Leo, Merger Sub 1, Merger Sub 2, and Local Bounti, a copy of which is attached to the joint proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Leo as an exempted company in the Cayman Islands and the continuation and domestication of Leo as a corporation in the State of Delaware with the name “Local Bounti Corporation,” (a) Merger Sub 1 will merge with and into Local Bounti (the “First Merger”), with Local Bounti as the surviving company in the First Merger, followed immediately by the merger of the resulting company with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub 2 as the surviving company in the Second Merger and, after giving effect to the Merger, Local Bounti shall be a wholly-owned subsidiary of Leo and (b) at the Effective Time, based on an implied pre-transaction equity value of $650.0 million (excluding convertible debt of Local Bounti and therefore will have a dilutive impact to both the public shareholders of Leo and the pre-transaction stockholders of Local Bounti), plus the aggregate exercise price of all Local Bounti warrants, minus up to $37.5 million of cash consideration to certain Local Bounti stockholders, minus $4.0 million of transaction bonuses to certain Local Bounti employees, minus the payoff amount of certain Local Bounti indebtedness, (i) each share of Local Bounti voting common stock (other than shares held by Local Bounti as treasury stock (which shares will be cancelled for no consideration as part of the First Merger) and dissenting shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Local Bounti Common Stock, earnout shares (as described herein) and up to $37.5 million of cash consideration (subject to certain conditions specified in the Merger Agreement), each as determined in the Merger Agreement, (ii) each share of Local Bounti restricted stock will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Local Bounti Common Stock and earnout shares (as described below), each as determined in the Merger Agreement, (iii) each Local Bounti restricted stock unit, whether or not then vested, will be assumed by Leo and convert into a Leo restricted stock unit, subject to the same terms and conditions as applied to such Local Bounti restricted stock unit immediately prior to the Closing with a value as if such Local Bounti restricted stock unit were settled prior to the Closing, and (iv) each warrant of Local Bounti that is unexercised will be assumed by Leo and convert into a warrant to purchase New Local Bounti Common Stock and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant were exercised prior to the Closing; all convertible debt of Local Bounti will be fully converted into Local Bounti common stock as of immediately prior to the Closing and become eligible to receive New Local Bounti Common Stock (which amount, for the avoidance of doubt, is excluded from the implied pre-transaction equity value of Local Bounti and therefore will have a dilutive impact to both the public shareholders of Leo and the pre-transaction stockholders of Local Bounti) based on the number of shares of Local Bounti common stock issuable upon conversion of such convertible debt; each Local Bounti equityholder will receive its applicable portion of equal thirds of 2,500,000 earnout shares if the trading price of New Local Bounti Common Stock is greater than or equal to $13.00, $15.00 and $17.00 for any 20 trading days within any 30-trading day period and will also accelerate and be fully issuable in connection with any Change of Control (as defined in the Merger	FOR ☐	AGAINST ☐	ABSTAIN ☐

Agreement) if the applicable thresholds are met in such Change of Control; certain related agreements (including the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement, the Company Stockholder Support Agreements and the Lock-Up Agreements, each in the form attached to the joint proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H and Annex I, respectively); and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

Proposal No. 2—Domestication Proposal—RESOLVED, as a special resolution, that Leo be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Island Companies Act (As Revised) and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Leo be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Leo as a corporation in the State of Delaware, the name of Leo be changed from “Leo Holdings III Corp” to “Local Bounti Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3—Charter Proposal—RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Leo Holdings III Corp currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Certificate of Incorporation (copy of which is attached to the joint proxy statement/prospectus in respect of the Shareholders Meeting as Annex C) including the authorization of the change in authorized share capital as indicated therein and the change of name to “Local Bounti Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Governing Documents Proposals— RESOLVED, as a non-binding advisory resolution, that the proposed Certificate of Incorporation and proposed Bylaws (copies of which are attached to the joint proxy statement/prospectus in respect of the extraordinary general meeting as Annex C and Annex D, respectively), will be approved and adopted with such principal changes as described in “Governing Documents Proposals A-D:

(A) Proposal No. 4—Governing Documents Proposal A— as an ordinary resolution, to approve the change in the authorized capital stock of Leo from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (a) 400,000,000 shares of common stock, par value $0.0001 per share, of New Local Bounti and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Local Bounti.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(B) Proposal No. 5—Governing Documents Proposal B—to authorize the New Local Bounti Board to issue any or all shares of New Local Bounti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Local Bounti Board and as may be permitted by the DGCL.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(C) Proposal No. 6—Governing Documents Proposal C—to authorize the removal of the ability of New Local Bounti stockholders to take action by written consent in lieu of a meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(D) Proposal No. 7—Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this joint proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Leo Holdings III Corp” to “Local Bounti Corporation” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Local Bounti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Leo Board believes is necessary to adequately address the needs of New Local Bounti after the Business Combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 8—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Local Bounti Common Stock in connection with the Business Combination and the PIPE Financing be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 9—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Local Bounti Corporation Equity Incentive Plan, a copy of which is attached to the joint proxy statement/prospectus as Annex J, be adopted and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 10—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Local Bounti Corporation 2021 Employee Stock Purchase Plan, a copy of which is attached to the joint proxy statement/prospectus as Annex K, be adopted and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 11—Director Election Proposal—RESOLVED, as an ordinary resolution, that Pamela Brewster and Matthew Nordby be elected and shall serve as Class I directors, Mark J. Nelson and Edward C. Forst be elected and shall serve as Class II directors and Craig M. Hurlbert and Travis Joyner shall be elected and serve as Class III directors on the Combined Company’s board of directors, until the first, second and third annual meetings of stockholders following the date of the filing of the Amended and Restated Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the Director Election Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 12—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying joint proxy statement/prospectus is provided to Leo shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Leo ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from Leo shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if Leo shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by Leo from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $150,000,000 after deducting Leo’s unpaid expenses, liabilities, and any amounts paid to Leo shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:			, 2021

(Signature)

(Signature if held Jointly)

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 AND 12 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.